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                                                                     EXHIBIT 2.2


                                                                       EXECUTION


                                    GUARANTY

         This GUARANTY is dated as of July 1, 1996, by COX BROADCASTING, INC., a Delaware corporation ("Guarantor"), in favor of NEWCITY COMMUNICATIONS, INC., a Delaware corporation (the "Company"), and all of the holders of the capital stock of the Company (the "Selling Stockholders").

                             PRELIMINARY STATEMENT

         A. Guarantor owns 100% of the issued and outstanding capital stock of COX RADIO, INC., a Delaware corporation, and Cox Radio, Inc. owns 100% of the issued and outstanding capital stock of NEW COX RADIO II, INC., a Delaware corporation (Cox Radio, Inc. and New Cox Radio II, Inc. are referred to collectively herein as the "Cox Subsidiaries").

         B. The Company, the Cox Subsidiaries, certain Selling Stockholders and the Stockholders' Agent have entered into an Agreement and Plan of Merger, dated as of the date of this Guaranty (the "Merger Agreement"), relating to the merger of New Cox Radio II, Inc. into the Company. The agreement of Guarantor to deliver this Guaranty was a material inducement to the Company and such Selling Stockholders in entering into the Merger Agreement.

                                   AGREEMENTS

         In consideration of the above recitals, Guarantor, intending to be bound legally, agrees as follows:

         1. Guaranty. Guarantor hereby guarantees the full, complete, and timely performance by the Cox Subsidiaries of each and every obligation of the Cox Subsidiaries under the Merger Agreement, including the obligation to pay, satisfy or assume the Company's Indebtedness and to pay and deliver the Merger Consideration as provided in the Merger Agreement. If any default shall be made by the Cox Subsidiaries in the performance of any of such obligations, then Guarantor will itself perform or cause to be performed such obligation immediately upon notice from the Company or the Stockholders' Agent specifying in summary form the default. The Company or the Selling Stockholders may proceed to enforce their rights against Guarantor from time to time prior to, contemporaneously with, or after any enforcement against the Cox Subsidiaries, or without any enforcement against the Cox Subsidiaries. The obligations of Guarantor under this Guaranty shall be absolute and unconditional and shall remain in full force and effect without regard to and shall not be released, discharged, or in any way affected by (a) any amendment
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or modification of or supplement to the Merger Agreement, (b) any exercise or non-exercise of or delay in exercising any right, remedy, power, or privilege under or in respect of the Merger Agreement, (c) any bankruptcy, insolvency, arrangement, composition, assignment for the benefit of creditors, or similar proceeding commenced by or against the Cox Subsidiaries or Guarantor, (d) the dissolution (voluntarily or involuntarily) of the Cox Subsidiaries, (e) the genuineness, validity, or enforceability of the Merger Agreement, (f) any other circumstances that might otherwise constitute a legal or equitable discharge of a guarantor or surety, or (g) termination of the Merger Agreement by the Cox Subsidiaries.

         2. Waivers. Guarantor waives presentment, protest, demand, or action or delinquency in respect of any obligations of the Cox Subsidiaries under the Merger Agreement. Guarantor waives all set-offs and counterclaims and all notices of nonperformance, notices of protest, notices of dishonor, and notices of acceptance of this Guaranty.

         3. Continuing Guaranty. This guaranty shall be deemed a continuing guaranty, and the above consents and waivers of Guarantor shall remain in full force and effect until the satisfaction in full of all obligations of the Cox Subsidiaries under the Merger Agreement.

         4. Subordination. Guarantor agrees that any and all claims in its favor against the Cox Subsidiaries, any endorser or any other guarantor of all or any part of the obligations of the Cox Subsidiaries under the Merger Agreement, or against any of their respective properties, arising by reason of any payment by Guarantor to the Company or the Selling Stockholders pursuant to the provisions hereof or otherwise, shall be subordinate and subject in right of payment to the prior payment, in full, of all obligations of the Cox Subsidiaries under the Merger Agreement and Guarantor under this Guaranty.

         5. Reinstatement. This Guaranty shall remain in full force and effect and continue to be effective in the event any petition is filed by or against the Cox Subsidiaries or Guarantor for liquidation or reorganization, in the event the Cox Subsidiaries or Guarantor becomes insolvent or makes an assignment for the benefit of creditors, or in the event a receiver or trustee be appointed for all or any significant part of the Cox Subsidiaries' or Guarantor's assets, and shall continue to be effective or shall be reinstated, as the case may be, if at any time payment and performance of the obligations of the Cox Subsidiaries under the Merger Agreement, or any part thereof, is, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by the Company or the Selling Stockholders, whether as a "voidable preference",


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"fraudulent conveyance", or otherwise, all as though such payment or performance had not been made. In the event that any payment, or any part thereof, is rescinded, reduced, restored or returned, the obligations of the Cox Subsidiaries shall be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.

         6. Representations and Warranties. Guarantor hereby represents and warrants to the Company and the Selling Stockholders as follows:

                 a. Ownership of Cox Subsidiaries. Guarantor owns all the issued and outstanding capital stock of Cox Radio, Inc., and Cox Radio, Inc. owns all the issued and outstanding capital stock of New Cox Radio II, Inc. Guarantor therefore will benefit from the execution, delivery, and performance by the Company and certain Selling Stockholders of the Merger Agreement.

                 b. Organization and Qualification. Guarantor is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Guarantor has the requisite corporate power and authority to carry on its business as it is now being conducted.

                 c. Authority Relative to this Guaranty. Guarantor has the necessary corporate power and authority to execute and deliver this Guaranty and to consummate the transactions contemplated hereby. The execution and delivery of this Guaranty and the consummation of the transactions contemplated hereby by Guarantor have been duly and validly authorized and approved by the Board of Directors of Guarantor and by Cox Enterprises, Inc., as the ultimate parent of Guarantor, and no other corporate proceedings on the part of Guarantor or Cox Enterprises, Inc. are necessary to authorize and approve this Guaranty or to consummate the transactions contemplated hereby. This Guaranty has been duly executed and delivered by Guarantor and constitutes the valid and binding obligation of Guarantor enforceable against Guarantor in accordance with its terms except as such enforceability may be limited by general principles of equity or principles applicable to creditors' rights generally.

                 d. No Conflicts. None of the execution and delivery of this Guaranty by Guarantor, the consummation by Guarantor of the transactions contemplated hereby or compliance by Guarantor with any of the provisions hereof will (i) conflict with or violate the Certificate of Incorporation or By-laws of Guarantor, or (ii) conflict with or result in a violation or breach of or constitute a default (or an event which with notice or the lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of any note, bond, mortgage, indenture, contract,





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agreement, lease, license, permit, franchise or other agreement to which
Guarantor is a party or by which Guarantor may be bound or affected, except where such violation, breach or default would not have a material adverse effect on the business, operations or financial condition of Guarantor or have a material adverse effect on Guarantor's ability to perform its obligations under this Guaranty.

                 e. Financing. Guarantor has sufficient immediately available bank lines of credit or other binding, committed and immediately available sources of financing (including internally generated cash, funding from its parent, Cox Enterprises, Inc., or binding commitments from other financial institutions) to perform, the obligations of the Cox Subsidiaries in a timely manner under the Merger Agreement at any time between the date hereof and the Closing, whenever that may occur.

                 f. Opinion of Counsel. Guarantor has delivered to the Company the opinion of Dow, Lohnes & Albertson, PLLC attached hereto.

         7. GOVERNING LAW. THIS GUARANTY SHALL BE GOVERNED, CONSTRUED, AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE (WITHOUT REGARD TO THE CHOICE OF LAW PROVISIONS THEREOF).

         8. Defined Terms. Unless otherwise defined herein, all capitalized terms used in this Guaranty shall have the respective meanings assigned to them in the Merger Agreement.





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         IN WITNESS WHEREOF, this Guaranty has been executed as of the date first written above.

                                        COX BROADCASTING, INC.


                                        By: /s/ John J. Rouse, Jr.
                                            -----------------------------------
                                             Name: John J. Rouse, Jr.
                                             Title: Vice President and Treasurer





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